EXHIBIT 99.1

DAVIDsTEA Announces First Quarter Fiscal 2019 Financial Results

MONTREAL, June 18, 2019 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), the leading tea merchant in North America, announces its first quarter results for the period ended May 4, 2019 (“Fiscal 2019”). Unless otherwise indicated, the Company's results for the first quarter of Fiscal 2019 reflect the adoption of IFRS 16, as described below under “Adoption of IFRS 16 - Leases”. All numbers are expressed in Canadian dollars.

“Our first quarter results reflect the lead times required for the implementation and consumer uptake of our new corporate wide initiatives. Our core tea business remains stable and healthy, while tea accessory sales were impacted by the seasonal transition period leading up to the fall,” stated Herschel Segal, Executive Chairman and Interim Chief Executive Officer. “We are confident that our ongoing initiatives will lead to a return to positive sales in the near future. We look forward to launching our previously announced expanded wholesale agreement with Loblaw Companies Limited to sell our teas in over 1,500 of their locations this fall as we continue to expand our wholesale business,” stated Herschel Segal, Executive Chairman and Interim Chief Executive Officer.

“As previously indicated, the benefits of lower procurement costs will improve margins as older inventory is reduced and replenished with a lower cost of goods. Our balance sheet remains strong with a net cash position of $35.5 million or approximately $1.36 per share. We have a strong and motivated leadership team working diligently to unlock the tremendous brand value and recognition of DAVIDsTEA and to stimulate sales,” stated Frank Zitella, Chief Operating Officer and Chief Financial Officer.

Operating Results for the First Quarter of Fiscal 2019

Sales for the three months ended May 4, 2019, decreased 3.3%, or $1.5 million, to $44.3 million from $45.8 million in the prior year quarter. Sales from our e-commerce and wholesale channels increased $0.6 million, or by 9.3%, driven primarily by greater online adoption as well as by increased demand in our grocery distribution channel. Offsetting this was a decline in retail sales of $2.5 million and a decline of $2.3 million, or 6.1%, in comparable store sales.

Gross profit increased by 16.1%, or $3.6 million, to $26.3 million for the three months ended May 4, 2019, from the prior year quarter. IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities. Accordingly, straight-line operating lease expense is no longer included in cost of sales in arriving at gross profit. Prior to the adoption of IFRS 16, straight-line operating lease expense amounting to $5.8 million would have been included in arriving at gross profit. Excluding the impact of IFRS 16, gross profit decreased by $2.2 million to $20.5 million, representing a gross profit of 46.3% for the three months ended May 4, 2019, a decrease of 3.3% from the prior year quarter resulting from a shift in product sales mix and the deleveraging of fixed costs due to negative comparable store sales.

Selling, general and administration expenses (“SG&A”) increased by 17.7%, or $4.3 million, to $28.7 million in the three months ended May 4, 2019, from the prior year quarter. Under IFRS 16, SG&A includes $3.8 million of depreciation in connection with our right-of-use assets. Excluding the impact of IFRS 16, SG&A would have amounted to $24.9 million, an increase of $0.5 million, or 2%, from the prior year quarter and as a percentage of sales would have amounted to 56.3% representing an increase of 3.0% over the prior year quarter. Excluding the impact of IFRS 16 for the three months ended May 4, 2019, and the impact of onerous contracts and costs related to the strategic review and proxy contest for the three months ended May 5, 2018, adjusted SG&A1 decreased by $0.2 million for the three months ended May 4, 2019. As a percentage of sales, adjusted SG&A1 increased to 56.3% from 54.9% due to the deleveraging of fixed costs as a result of negative comparable store sales.

Loss from operating activities was $2.4 million as compared to a loss of $1.7 million in the prior year quarter. Excluding the impact of IFRS 16, loss from operating activities would have amounted to $4.4 million, an increase of $2.7 million from the prior year quarter. This is explained by a decline in gross profit of $2.2 million resulting from a decline in sales of $ 1.5 million and an increase in cost of sales of $0.7 million, as well as an increase in SG&A of $0.5 million. Adjusted loss from operating activities1, which excludes any impact from onerous contracts and costs related to the strategic review and proxy contest, was $4.4 million compared to $2.4 million in the prior year quarter.

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Finance costs amounted to $1.8 million in the three months ended May 4, 2019, an increase of $1.7 million from the prior year quarter. Finance costs under IFRS 16 includes interest expense from lease liabilities measured at the present value of lease payments to be made over the lease term. The Company recognized a lease liability of $102.2 million on initial application of IFRS 16. Excluding the impact of IFRS 16, interest expense would have been $nil in the current year quarter.

EBITDA, which excludes non-cash and other items in the current and prior periods, was $3.1 million in the quarter ended May 4, 2019 compared to $0.2 million in the prior year quarter. Excluding the impact of IFRS 16, EBITDA would have amounted to a negative $2.7 million, representing a decrease of $2.9 million over the prior year quarter. Adjusted EBITDA1 for the quarter amounted to $3.3 million compared to a negative $0.4 million in the prior year quarter. Excluding the impact of IFRS 16 and stock-based compensation for the three months ended May 4, 2019 and the impact of stock-based compensation, onerous contracts, deferred rent and costs related to the strategic review and proxy contest for the three months ended May 5, 2018, Adjusted EBITDA1 decreased $2.2 million from the prior year quarter.

Net loss was $4.0 million in the quarter ended May 4, 2019 compared to a net loss of $1.2 million in the prior year quarter. Excluding the impact of IFRS 16, net loss would have amounted to $4.2 million, representing an increase of $3.0 million in net loss over the prior year quarter. Adjusted net loss1, which excludes the impact from onerous contracts and costs related to strategic review and proxy contest, was $4.0 million compared to $1.9 million in the prior year quarter.

Fully diluted loss per common share was $0.15 compared to $0.05 in the first quarter of Fiscal 2018. Adjusted fully diluted loss per common share1, which is Adjusted net loss1 on a fully diluted weighted average shares outstanding basis, was $0.15 per share compared to $0.07 per share.

Adoption of IFRS 16 - Leases

The Company adopted IFRS 16 - Leases, replacing IAS 17 - Leases and Related interpretations, using the modified retrospective approach, effective for the annual reporting period beginning on February 3, 2019. As a result, the Company's results for the first quarter of Fiscal 2019 reflect lease accounting under IFRS 16. Comparative figures for the first quarter of Fiscal 2018 have not been restated and continue to be reported under IAS 17, Leases. Refer to Note 3 of the unaudited condensed consolidated interim financial statements for the first quarter of 2019 for additional details on the implementation of IFRS 16.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net loss, 5) Operating loss, and 6) Adjusted fully diluted loss per share. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period.

Please refer to the non-IFRS financial measures section in Management’s Discussion and Analysis section of our Form 10-Q.

Conference Call Information

A conference call to discuss the first quarter Fiscal 2019 financial results is scheduled for today, June 18, 2019, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended
		May 4, 2019
	May 4,	Excluding impact	May 5,
	2019	of IFRS 16 (1)	2018

Sales	$44,265	$44,265	$45,786
Cost of sales	17,929	23,752	23,094
Gross profit	26,336	20,513	22,692
SG&A expenses	28,709	24,918	24,396
Operating loss[1]	(2,373)	(4,405)	(1,704)
Finance costs	1,827	-	79
Finance income	(191)	(191)	(237)
Recovery of income tax	-	-	(344)
Net loss	$(4,009)	$(4,214)	$(1,202)

Adjusted SG&A1	$28,709	$24,918	$25,118
Adjusted operating loss[1]	(2,373)	(4,405)	(2,426)
Adjusted EBITDA[1]	3,269	(2,554)	(400)
Adjusted net loss[1]	$(4,009)	$(4,214)	$(1,924)

Fully diluted loss per common share	$(0.15)	$(0.16)	$(0.05)
Adjusted fully diluted loss per common share1	$(0.15)	$(0.16)	$(0.07)

Gross profit as a percentage of sales	59.5%	46.3%	49.6%
SG&A as a percentage of sales	64.9%	56.3%	53.3%
Adjusted SG&A as a percentage of sales1	64.9%	56.3%	54.9%
Number of stores at end of period	234	234	240
Comparable sales decline for the period	(6.1%)	(6.1%)	(10.6%)

Cash used in operating activities	$360	$(5,463)	$(7,106)
Cash used in financing activities	(5,823)	-	-
Cash used in investing activities	(1,120)	(1,120)	(2,510)
Cash, end of period	$35,491	$35,491	$53,868

	May 4,	Feb 2,	May 5,
As at	2019	2019	2018
Inventories	$31,642	$34,353	$25,795
Accounts receivable	$2,909	$3,681	$3,697
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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Cautionary Forward-Looking Statements

Certain material presented in this press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s prospects, management’s turn-around strategy, plans for investment in marketing initiatives, changes to product offerings and assortment, and strategic plans. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to implement its strategy, the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; changes in the Company’s executive management team; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K . If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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